News Release

Contacts:
Media	Investor Relations
Robert C. Ferris	Elena Doom
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	elena.doom@honeywell.com

HONEYWELL REPORTS 2010 FULL-YEAR SALES UP 8% TO $33.4
BILLION; PROFORMA EARNINGS PER SHARE UP 12% TO $3.00,
REPORTED EARNINGS PER SHARE UP 26% TO $2.59

HONEYWELL ANNOUNCES SALE OF CPG FOR $950 MILLION

•	Fourth Quarter Sales $9.0 Billion, Up 12%, 10% Organic Growth
•	Fourth Quarter EPS Ahead of Expectations: $0.87 Proforma, $0.47 Reported
•	2010 Record Year For Cash Flow From Operations of $4.2B and Free Cash Flow of $3.6B
•	CPG Divestiture Anticipated to Close 3Q11; Deployment of Proceeds and Gain to Offset Dilution
•	2011 EPS Guidance Raised 10 Cents to $3.60-3.80 from $3.50-3.70, Excluding Gain on Sale

          MORRIS TOWNSHIP, N.J., January 28, 2011-- Honeywell (NYSE: HON) today announced full-year 2010 sales increased 8% to $33.4 billion vs. $30.9 billion in 2009. Earnings per share (proforma) were up 12% to $3.00 versus $2.69 in the prior year, excluding the unfavorable impact of the pension mark-to-market adjustment. Reported earnings per share for 2010 were $2.59 versus $2.05 in the prior year. Free cash flow (cash flow from operations less capital expenditures) was a record $3.6 billion (cash flow from operations of $4.2 billion).

          Fourth quarter sales increased 12% to $9.0 billion versus $8.1 billion in 2009. Earnings per share (proforma) were $0.87 versus $0.83 in the prior year fourth quarter, excluding the unfavorable impact of the pension mark-to-market adjustment ($0.40 per share in 2010 and $0.63 per share in 2009). Reported earnings in the fourth quarter were $0.47 per share versus $0.20 in the prior year. Free cash flow was $0.7 billion (cash flow from operations was $1.0 billion), including a $600 million cash contribution to U.S. pension in the fourth quarter.

          The company separately announced the sale of its Consumer Products Group (CPG) business to Rank Group, a private investment company, in a cash transaction valued at approximately $950 million. Currently reported within Honeywell’s Transportation Systems segment, CPG had 2010 sales of approximately $1 billion. The company’s 2011 EPS guidance excludes the anticipated book gain on the sale of CPG, which it expects to utilize for repositioning and other actions. The benefits of these actions, together with the deployment of divestiture proceeds, are expected to more than offset lost CPG earnings beyond 2011. Upon regulatory approval, the company expects to account for CPG as Discontinued Operations.

- MORE -

Q4/Year-End Results - 2

          “We are pleased to announce the sale of CPG - while CPG is a good business, it doesn’t fit with our portfolio of differentiated, global technologies,” said Honeywell Chairman and Chief Executive Officer Dave Cote. “We’re also very pleased with our strong fourth quarter results, capping a terrific year for Honeywell. The year saw progressively improved market conditions, with great execution across our businesses resulting in robust sales growth and record segment margins and cash flow. Our seed planting investments contributed meaningfully to our growth and productivity in 2010, with significant global customer wins, a robust new product pipeline, and traction on our key process initiatives. Our orders are trending higher across our businesses, and with the continued improvement we’re seeing in the global economy, we’re confident in our outlook for higher revenues, and 20% plus earnings growth in 2011.”

           Honeywell raised its 2011 earnings guidance to $3.60-3.80 per share, up from $3.50-3.70 per share, excluding any mark-to-market pension adjustment. The company also reaffirmed its previously-stated 2011 sales guidance of $35.0-36.0 billion (excluding the impact of the anticipated Discontinued Operations accounting treatment of CPG) and free cash flow guidance of $3.5-3.7 billion, before any U.S. pension contributions (cash flow from operations of $3.3-3.5 billion, including $1 billion pension contribution).

Fourth Quarter Segment Highlights

Aerospace

  Sales were up 6% compared with the fourth quarter of 2009 due to higher Commercial OEM and aftermarket volumes, as well as higher military and government services sales, partially offset by pre-production payments made to Business and General Aviation (BGA) OEM customers.

  Segment profit was up 5%, and segment margin in the quarter decreased 20 bps to 18.4%. The segment margin decline was primarily due to the absence in 2010 of prior year labor cost actions and BGA OEM payments mentioned above, partially offset by increased volume and benefits from prior period repositioning actions. Full-year 2010 segment margin was 17.2%, down 40 bps compared to 2009.

  Honeywell won a $100 million retrofit package to provide avionics and fuel-efficient 131-9A auxiliary power units (APU) to Vietnam Airlines for its fleet of 36 new and 22 existing Airbus A321 aircraft.

  Honeywell was awarded a one-year contract extension valued at $34 million with the U.S. Navy for Performance-Based Logistics (PBL) supply support for APUs. A model program of public-private partnership, the program has experienced high performance in fleet support with APU availability exceeding 95%, up from a pre-program average of 65%.

  Honeywell is developing evolutionary safety technology that blends its proven SmartView™ Synthetic Vision System (SVS) with Enhanced Vision Sensors (EVS) that use infrared technology to give flight crews improved situational awareness when flying in weather or at night. The new technology will allow flight crews to land in low visibility conditions that may currently require aircraft to re-attempt a landing or divert to a different airport until the weather improves, delaying airline operations, driving up fuel costs, and increasing CO2 emissions. SVS/EVS has been featured in more than 90 media stories over the past month.

  Customers continue to select Honeywell over a field of avionics competitors, citing the company’s technology and product differentiation as the key deciding factor. In 2010, Honeywell won 50% of the business avionics contracts for which it presented bids. These wins encompassed both new and derivative high value commercial aircraft platforms, making Honeywell the clear share winner.

- MORE -

Q4/Year-End Results - 3

Automation and Control Solutions

  Sales were up 15% compared with the fourth quarter of 2009, with organic growth in all regions and businesses due to general industrial recovery and new product introductions, execution of energy efficiency-related and industrial infrastructure projects, and the favorable impact from net acquisitions and divestitures.

  Segment profit was up 2%, and segment margin in the quarter decreased 160 bps to 13.1%. The segment margin decline was primarily due to the absence in 2010 of prior year labor cost actions, the dilutive impact of M&A, and reinvestment for growth across the portfolio, partially offset by higher volumes and project sales. Full-year 2010 segment margin was 12.9%, up 30 bps compared to 2009.

  Honeywell Automation and Control Solutions introduced over 400 new products in 2010, including ImpactXtreme, a wireless gas detector; Honeywell Total Connect Video Services, which enables video viewing via Smartphones including iPhone™, Android, and BlackBerry®; Xenon 1900, Honeywell’s industry leading, area-imaging barcode scanning technology; the Universal Remote Input/Output (I/O) Module for Honeywell Safety Manager, allowing process manufacturers to integrate more safety devices and simplify installation; and TruStability® Pressure Sensor, the industry’s most accurate sensor for medical and industrial applications.

  Honeywell Building Solutions signed an approximate $200 million contract with the U.S. General Services Administration (GSA) to support the continued development of on-site utilities and energy infrastructure at the Food and Drug Administration (FDA) headquarters - the White Oak Federal Research Center in Silver Spring, Md. The main component of the project is the construction of a central utility plant that will meet the heating, cooling, and energy requirements of a 1.2 million square-foot expansion that’s currently underway. This is the fifth energy conservation contract for Honeywell at the White Oak campus.

  Honeywell Building Solutions was awarded a 10-year, $18 million Energy Savings Performance Contract to provide a variety of infrastructure improvements including an Enterprise Building Integrator (EBI), Energy Manager, and Windows on the World (WOW) System at The Minillas Government Complex, Puerto Rico’s largest government center and headquarters of the Puerto Rican Building Authority. The project also includes a 17 kW solar system, four wind turbines, and lighting and water retrofits in the three main buildings of the complex.

  Honeywell Process Solutions (HPS) saw orders up 20% in 2010 and backlog up 26% and continues to win exciting new infrastructure projects globally. HPS was recently awarded a project with Shah Gas valued at $158 million by leveraging its full technology portfolio to help the customer operate safely, reliably, and efficiently. The business was also awarded a new contract by Wintershall Netherlands B.V. for the implementation and delivery of Experion® PKS for a new offshore gas production facility.

Transportation Systems

  Sales were up 18% compared with the fourth quarter of 2009, primarily due to higher Turbo volumes globally, robust new platform launches, higher European diesel penetration, and higher sales of branded car care products.

  Segment profit was up 94% and segment margin in the quarter increased 480 bps to 12.2%, driven by higher volumes, increased productivity, and benefits from prior repositioning actions, partially offset by material inflation and the absence in 2010 of prior year labor cost actions. Full-year 2010 segment margin was 11.2%, up an impressive 660 bps compared to the trough in 2009.

  Honeywell launched its modern gas turbocharger on the newly introduced Chevrolet Cruze engine. The new Chevrolet Cruze Eco will feature a turbocharged 1.4-liter gasoline engine with best-in-class 42 mpg highway rating from the U.S. EPA, outpacing several hybrids on the market in fuel efficiency and performance.

- MORE -

Q4/Year-End Results - 4

  In 2010, Honeywell Turbo Technologies was awarded new gasoline and diesel platform wins with customers estimated at more than $3 billion in revenue over the life of the programs. The platforms span the U.S., European, Asian, and South American markets for both passenger and commercial vehicle applications and are expected to begin launching in 2012.

Specialty Materials

  Sales were up 12% compared with the fourth quarter of 2009, resulting from higher volumes due to improved global markets, commercial excellence, and new product applications in the Advanced Materials business, coupled with higher gas processing equipment sales at UOP.

  Segment profit was down 2%, and segment margin in the quarter decreased 220 bps to 14.8% due to the absence in 2010 of prior year labor cost actions, material inflation, and unfavorable mix, partially offset by higher sales volumes, commercial excellence, and cost productivity. Full-year 2010 segment margin was 15.8%, up 120 bps compared to 2009.

  Honeywell’s UOP announced that it was selected by Petroleo Brasileiro S.A. (Petrobras) to provide process technologies for two new diesel refineries in Brazil. When complete the new facilities will have the combined capacity to process 900,000 barrels of oil per day, which is equivalent to 40 percent of the petroleum processed by the company today. In addition to process engineering design for its hydrocracking and hydrotreating technologies used at the site, UOP will also serve as the Front-End Engineering Design (FEED) contractor, providing refinery-wide design for both facilities and adding to UOP’s global project capabilities.

  Honeywell announced that its high-strength Spectra® fiber is serving as a key component of industrial slings that are lifting the tower sections of the reconstructed San Francisco-Oakland Bay Bridge. The fiber is used as a reinforcement material in the Holloway Houston HHIPER LIFT™ slings used to raise multiple sections weighing up to 2.6 million pounds for the construction of the new earthquake-resistant, self-anchored suspension span of the bridge.

          Honeywell will discuss its results during its investor conference call today starting at 8:00 a.m. EST. To participate, please dial (719) 325-4865 a few minutes before the 8:00 a.m. start. Please mention to the operator that you are dialing in for Honeywell's investor conference call. The live webcast of the investor call will be available through the “Investor Relations” section of the company's Website (http://www.honeywell.com/investor). Investors can access a replay of the conference call from 11:00 a.m. EST, January 28, until midnight, February 4, by dialing (719) 457-0820. The access code is 2983708.

Honeywell (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes, and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, and Chicago Stock Exchanges. For more news and information on Honeywell, please visit www.honeywellnow.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

# # #

Q4/Year-End Results - 5

Consolidated Statement of Operations (Unaudited)
(In millions except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Product sales	$7,214	$6,345	$26,262	$23,914
Service sales	1,827	1,727	7,108	6,994
Net sales	9,041	8,072	33,370	30,908
Costs, expenses and other
Cost of products sold (A)	5,891	5,434	20,701	19,317
Cost of services sold (A)	1,252	1,217	4,818	4,695
	7,143	6,651	25,519	24,012
Selling, general and administrative expenses (A)	1,317	1,158	4,717	4,443
Other (income) expense	(9)	(69)	(95)	(55)
Interest and other financial charges	92	109	386	459
	8,543	7,849	30,527	28,859
Income before taxes	498	223	2,843	2,049
Tax expense	129	60	808	465
Net income	369	163	2,035	1,584
Less: Net income attributable to the noncontrolling interest	-	13	13	36
Net income attributable to Honeywell	$369	$150	$2,022	$1,548

Earnings per share of common stock - basic	$0.47	$0.20	$2.61	$2.06

Earnings per share of common stock - assuming dilution (B)	$0.47	$0.20	$2.59	$2.05

Weighted average number of shares outstanding-basic	782.3	764.3	773.5	752.6

Weighted average number of shares outstanding -
assuming dilution	792.0	769.5	781.0	755.7

(A) Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, pension and other post-retirement expense, and stock compensation expense.

(B) Below is a reconciliation of Earnings per share to Earnings per share, excluding mark-to-market pension expense. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010 [1]	2009 [1]	2010 [1]	2009 [1]
Earnings per share of common stock - assuming dilution	$0.47	$0.20	$2.59	$2.05
Mark-to-Market pension expense	0.40	0.63	0.41	0.64
Earnings per share of common stock - assuming dilution,
excluding Mark-to-Market pension expense	$0.87	$0.83	$3.00	$2.69

1- EPS utilizes weighted average shares outstanding and the effective tax rate for the period. Mark-to-Market uses a blended tax rate of 32.3% and 34.4% for 2010 and 2009 respectively

Q4/Year-End Results - 6

Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Net Sales	2010	2009	2010	2009
Aerospace	$2,826	$2,663	$10,683	$10,763
Automation and Control Solutions	3,914	3,409	13,749	12,611
Specialty Materials	1,153	1,027	4,726	4,144
Transportation Systems	1,148	972	4,212	3,389
Corporate	-	1	-	1
Total	$9,041	$8,072	$33,370	$30,908

Reconciliation of Segment Profit to Income Before Taxes
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Segment Profit	2010	2009	2010	2009
Aerospace	$521	$496	$1,835	$1,893
Automation and Control Solutions	512	500	1,770	1,588
Specialty Materials	171	175	749	605
Transportation Systems	140	72	473	156
Corporate	(63)	(12)	(211)	(145)
Total Segment Profit	1,281	1,231	4,616	4,097
Other income/ (expense) (A)	(4)	66	66	29
Interest and other financial charges	(92)	(109)	(386)	(459)
Stock compensation expense (B)	(41)	(23)	(164)	(118)
Pension expense ongoing (B)	(40)	(69)	(189)	(296)
Pension expense mark to market (B)	(471)	(741)	(471)	(741)
Other postretirement income/ (expense) (B)	(17)	(23)	(29)	15
Repositioning and other charges (B)	(118)	(109)	(600)	(478)
Income before taxes	$498	$223	$2,843	$2,049

(A) Equity income/(loss) of affiliated companies is included in Segment Profit

(B) Amounts included in cost of products and services sold and selling, general and administrative expenses.

Q4/Year-End Results - 7

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	December 31,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$2,650	$2,801
Accounts, notes and other receivables	7,068	6,274
Inventories	3,958	3,446
Deferred income taxes	877	1,034
Investments and other current assets	458	381
Total current assets	15,011	13,936

Investments and long-term receivables	616	579
Property, plant and equipment - net	4,840	4,847
Goodwill	11,597	10,494
Other intangible assets - net	2,574	2,174
Insurance recoveries for asbestos related liabilities	825	941
Deferred income taxes	1,346	2,006
Other assets	1,153	1,016
Total assets	$37,962	$35,993

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
Accounts payable	$4,344	$3,633
Short-term borrowings	67	45
Commercial paper	299	298
Current maturities of long-term debt	523	1,018
Accrued liabilities	6,484	6,153
Total current liabilities	11,717	11,147

Long-term debt	5,755	6,246
Deferred income taxes	636	542
Postretirement benefit obligations other than pensions	1,477	1,594
Asbestos related liabilities	1,556	1,040
Other liabilities	5,906	6,453
Shareowners' equity	10,915	8,971
Total liabilities and shareowners' equity	$37,962	$35,993

Q4/Year-End Results - 8

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income attributable to Honeywell	$369	$150	$2,022	$1,548
Adjustments to reconcile net income attributable to Honeywell to net	-	-	-	-
cash provided by operating activities:	-	-	-	-
Depreciation and amortization	271	246	987	957
Gain on sale of non-strategic businesses and assets	-	(72)	-	(87)
Repositioning and other charges	118	109	600	478
Net payments for repositioning and other charges	(210)	(211)	(439)	(658)
Pension and other postretirement expense	528	833	689	1,022
Pension and other postretirement benefit payments	(651)	(45)	(787)	(189)
Stock compensation expense	41	23	164	118
Deferred income taxes	190	(301)	878	47
Excess tax benefits from share based payment arrangements	(8)	(1)	(13)	(1)
Other	73	(13)	(24)	261
Changes in assets and liabilities, net of the effects of	-	-	-	-
acquisitions and divestitures:	-	-	-	-
Accounts, notes and other receivables	(127)	142	(718)	344
Inventories	67	129	(310)	479
Other current assets	17	18	14	(31)
Accounts payable	271	438	625	(167)
Accrued liabilities	96	(114)	515	(175)
Net cash provided by operating activities	1,045	1,331	4,203	3,946

Cash flows from investing activities:
Expenditures for property, plant and equipment	(300)	(257)	(651)	(609)
Proceeds from disposals of property, plant and equipment	6	10	14	31
Increase in investments	(18)	(24)	(453)	(24)
Decrease in investments	18	-	112	1
Cash paid for acquisitions, net of cash acquired	15	-	(1,303)	(468)
Proceeds from sales of businesses,net of fees paid	7	-	7	1
Other	(17)	(12)	5	(65)
Net cash used for investing activities	(289)	(283)	(2,269)	(1,133)

Cash flows from financing activities:
Net (decrease)/increase in commercial paper	(598)	(398)	1	(1,133)
Net increase/(decrease) in short-term borrowings	2	(208)	20	(521)
Payment of debt assumed with acquisitions	-	-	(326)	-
Proceeds from issuance of common stock	84	17	195	37
Proceeds from issuance of long-term debt	-	-	-	1,488
Payments of long-term debt	(2)	(2)	(1,006)	(1,106)
Excess tax benefits from share based payment arrangements	8	1	13	1
Repurchases of common stock	-	-	-	-
Cash dividends paid	(240)	(234)	(944)	(918)
Net cash used for financing activities	(746)	(824)	(2,047)	(2,152)

Effect of foreign exchange rate changes on cash and cash equivalents	-	(27)	(38)	75
Net increase/(decrease) in cash and cash equivalents	10	197	(151)	736
Cash and cash equivalents at beginning of period	2,640	2,604	2,801	2,065
Cash and cash equivalents at end of period	2,650	2,801	2,650	2,801

Q4/Year-End Results - 9

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009	2011 Guidance
Cash provided by operating activities	$1,045	$1,331	$4,203	$3,946	$3,300-3,500
Expenditures for property, plant and equipment	(300)	(257)	(651)	(609)	~ ($800)
Free cash flow	$745	$1,074	$3,552	$3,337	$2,500-2,700

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

Q4/Year-End Results - 10

Impact of Pension Accounting Change
Consolidated Statement of Operations (Unaudited)
(In millions except per share amounts)

In 2010 we elected to change our method of recognizing pension expense. Previously, for our U.S. defined benefit pension plans we used the market-related value of plan assets reflecting changes in the fair value of plan assets over a three-year period and net actuarial gains or losses in excess of 10 percent of the greater of the market-related value of plan assets or the plans’ projected benefit obligation (the corridor) were recognized over a six-year period. Under our new accounting method, we recognize changes in the fair value of plan assets and net actuarial gains or losses in excess of the corridor annually in the fourth quarter each year (MTM Adjustment). The remaining components of pension expense, primarily service and interest costs and assumed return on plan assets, will be recorded on a quarterly basis (On-going Pension Expense). While the historical policy of recognizing pension expense was considered acceptable, we believe that the new policy is preferable as it eliminates the delay in recognition of actuarial gains and losses outside the corridor.

This change will be reported through retrospective application of the new policy to all periods presented. The impacts of adjustments made to the financial statements are summarized below:

	Twelve Months Ended
	December 31, 2009
	Previously		Effect of
	Reported	Revised	Change

Cost of products sold	18,637	19,317	680
Cost of services sold	4,548	4,695	147
Selling, general and administrative expenses	4,341	4,443	102
Income before taxes	2,978	2,049	(929)
Tax expense	789	465	(324)
Net income	2,189	1,584	(605)
Net income attributable to Honeywell	2,153	1,548	(605)
Earnings per share of common stock-basic	2.86	2.06	(0.80)
Earnings per share of common stock-assuming dilution	2.85	2.05	(0.80)

	Three Months Ended
	December 31, 2009
	Previously		Effect of
	Reported	Revised	Change

Cost of products sold	4,856	5,434	578
Cost of services sold	1,094	1,217	123
Selling, general and administrative expenses	1,071	1,158	87
Income before taxes	1,011	223	(788)
Tax expense	300	60	(240)
Net income	711	163	(548)
Net income attributable to Honeywell	698	150	(548)
Earnings per share of common stock-basic	0.91	0.20	(0.71)
Earnings per share of common stock-assuming dilution	0.91	0.20	(0.71)

Q4/Year-End Results - 11

Impact of Pension Accounting Change
Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	December 31, 2009
	Previously		Effect of
	Reported	Revised	Change

Deferred income taxes	2,017	2,006	(11)
Total assets	36,004	35,993	(11)
Other liabilities	6,481	6,453	(28)
Total shareowners' equity	8,954	8,971	17
Total liabilities and shareowners' equity	36,004	35,993	(11)

Consolidated Statement of Cash Flows (Unaudited) (Dollars in millions)

	Twelve Months Ended
	December 31, 2009
	Previously		Effect of
	Reported	Revised	Change
Cash flows from operating activities:
Net income attributable to Honeywell	2,153	1,548	(605)
Pension and other postretirement expense	93	1,022	929
Deferred income taxes	371	47	(324)

	Three Months Ended
	December 31, 2009
	Previously		Effect of
	Reported	Revised	Change
Cash flows from operating activities:
Net income attributable to Honeywell	698	150	(548)
Pension and other postretirement expense	45	833	788
Deferred income taxes	(61)	(301)	(240)